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Exhibit 2

ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement ("Agreement") is dated August 2, 2002, by and among Electric Fuel (E.F.L.) Ltd. ("EFL"); Electric Fuel Corporation, the parent company of EFL ("Buyer"); I.E.S. Electronics Industries U.S.A., Inc., and I.E.S. Interactive Training Ltd., its parent company (together, the "Seller"); and I.E.S. Electronics Industries Ltd., the ultimate parent company of the Seller (the "Shareholder").

W I T N E S S E T H:

        WHEREAS, the Shareholder owns all of the issued and outstanding shares of capital stock of Seller; and

        WHEREAS, the Buyer owns all of the issued and outstanding shares of capital stock of EFL; and

        WHEREAS, Seller is in the business of developing, manufacturing, selling and servicing multimedia and interactive digital simulation training solutions (the "Business"); and

        WHEREAS, Seller desires to sell, and Buyer desires to purchase (directly and through EFL (in the case of the Technology Rights (as hereinafter defined)) and/or another wholly-owned corporation or limited liability company), all of the assets of Seller and the Shareholder necessary or convenient to the conduct of the Business, for the consideration and on the terms set forth in this Agreement;

        NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.    Definitions.

        As used in this Agreement, capitalized terms shall have the meanings specified in the text hereof, which meanings shall be applicable to both the singular and plural forms of the term defined.

2.    Sale and Transfer of Assets; Closing.

        2.1    Assets to be Sold.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any encumbrances, all of Seller's right, title and interest in and to all of Seller's property and assets as of June 30, 2002, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including without limitation the specific assets listed on Schedule 2.1(a) hereto. All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the "Assets."

          (b) In the event certain Assets may not be legally transferred or assigned to Buyer upon Closing, Seller and/or Shareholder shall give Buyer the exclusive, royalty-free right to use such Assets through Seller (back to back) according to any applicable law for no additional consideration, and the provision by Buyer to Seller of this right shall be deemed fulfillment of Seller's obligations under this Section 2.1; provided, however, that to the extent that it becomes possible subsequent to the closing to legally transfer or assign such Assets to the Buyer after the Closing, Seller and/or Shareholder shall take all steps necessary or appropriate to effecting the parties' intent to transfer such Assets to the Buyer in fee simple absolute. Without limiting the generality of the foregoing, the parties acknowledge that the Assets to which this subsection refers shall include, but shall not be limited to, the Technology Rights (as hereinafter defined) and any contractual rights with respect to agreements and/or leases as to which the Seller may require the consent of a third party in order to assign its rights and/or obligations thereunder to Buyer.

          (c) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to EFL, and EFL shall purchase and acquire from Shareholder, free and clear of any encumbrances, all of Shareholder's right, title and interest in the Seller's technology as listed on Schedule 2.1(c) hereto (the "Technology Rights") (unless the context clearly provides otherwise, the term "Assets" as used throughout this Agreement shall also include the Technology Rights). EFL and Buyer are fully aware to the provisions of the Law for the Encouragement of Industrial Research and Development, 5744-1984, and the regulations promulgated thereunder, and hereby undertake to follow the provisions of the above-mentioned law and regulations and/or any other applicable law relating to the Technology Rights.

          (d) Simultaneously with the sale by the Seller of the Assets, the Shareholder shall sell and assign to the Buyer, for $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, $1,504,735 of the Shareholder's right, title and interest of the Shareholder and/or any subsidiary of the Shareholder in and to the subordinated loan from the Shareholder to the Seller in the amount of $1,804,735 (such $1,504,735 interest that Buyer is acquiring from the Shareholder is hereinafter referred to as the "Shareholder Loan"). Such sale and assignment shall be evidence by an assignment in the form of Exhibit 2.1(d) hereto.

        2.2.    Excluded Assets.    Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

          (a) all original minute books, stock records, accounting records and corporate seals;

          (b) the restricted collateral deposit listed in Schedule 2.2(b) hereto;

          (c) the shares of capital stock of Seller held in treasury; and

          (d) any tax losses.

        2.3.    Consideration.

          (a) The consideration for the purchase of the Assets and the assumption of the Assumed Liabilities (as hereinafter defined) (the "Purchase Price") will be: (a) four million eight hundred thousand dollars ($4,800,000), in cash ("Cash") and promissory notes ("Promissory Notes"); and (b) the issuance to Seller of a total of three million two hundred fifty thousand (3,250,000) shares of the common stock, $0.01 par value per share (the "EFCX Shares"), of Buyer.

          (b) The monetary portion of the Purchase Price shall be delivered by Buyer to Seller as follows:

            (i) three million dollars ($3,000,000) in cash, payable by wire transfer at the signing of this Agreement;

            (ii) one million dollars ($1,000,000) payable by delivery to the Seller of a Promissory Note, assignable to the Shareholder and payable on or before June 30, 2003, in the form of Exhibit 2.3(b)(ii) hereto;

            (iii) four hundred thousand dollars ($400,000) payable by delivery to the Seller of a Promissory Note, assignable to the Shareholder and payable on or before December 31, 2003, in the form of Exhibit 2.3(b)(iii) hereto; and

            (iv) four hundred thousand dollars ($400,000) payable by delivery to the Seller of a Convertible Promissory Note, assignable to the Shareholder and payable on or before June 30, 2004, in the form of Exhibit 2.3(b)(iv) hereto; such note will at the option of the Seller be convertible into shares of EFCX at a conversion rate of $2.00 per share during the 30 days prior to the due date of the note (to the extent that the note has not been prepaid prior to Seller's exercise of its conversion right).

          (c) Payment of the Promissory Notes shall be secured by the delivery to Seller, within fifteen business days following the Closing, of a second position security interest in and to the stock of the subsidiary or subsidiaries holding the Assets, or, if such Assets shall then be held by the Buyer, such security interest shall be directly in the Assets. Buyer covenants not to move all or substantially all of the Assets to a different subsidiary or other entity unless the Buyer shall delivers to the Seller a similar security interest in such different subsidiary or other entity. Such shares shall be held pursuant to the terms of a Pledge and Security Agreement to be entered into among the parties within fifteen business days following the Closing. Upon execution of this Pledge and Security Agreement, Buyer will replace the unsecured Promissory Notes to be issued to Seller upon the Closing with substantially similar secured promissory notes making specific reference to the Pledge and Security Agreement.

          (d) The EFCX Shares shall be delivered at the Closing in the form of a certificate or certificates in the name of the Seller.

        2.4.    Liabilities.

          (a) On the Closing Date, Buyer shall assume and agree to discharge all of the known liabilities of Seller that are reflected in the Financials and Interim Financials (as hereinafter defined), including without limitation the liabilities listed on Schedule 2.4(a) hereto (the "Assumed Liabilities").

          (b) In the event certain Assumed Liabilities may not be legally transferred or assigned to Buyer upon Closing, Buyer shall extinguish such liabilities through Seller (back to back) for no additional consideration.

          (c) The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. "Retained Liabilities" shall mean: (i) liabilities of the Seller that are unknown or are otherwise not reflected in the Financial Statements and the Interim Financial Statements; and (ii) any liability to the State of Delaware on account of franchise taxes; but shall not include any other liabilities of Seller.

        2.5.    [INTENTIONALLY OMITTED]

        2.6.    Closing.    The purchase and sale provided for in this Agreement (the "Closing") will take place at the offices of Buyer at the offices of Zitvar & Co. law offices, 28 Bezalel Street, Ramat Gan, Israel, commencing at 1:00 a.m. (local time) on August 2, 2002, unless Buyer and Seller otherwise agree.

        2.7.    Closing Obligations.    In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

          (a) Seller and Shareholder shall deliver to Buyer, together with funds sufficient to pay all taxes, for which purchasers are not legally responsible, necessary for the transfer, filing or recording thereof:

            (i) a bill of sale for all of the Assets that are tangible personal property in the form of Exhibit 2.7(a)(i) (the "Bill of Sale"), executed by Seller;

            (ii) an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii), which assignment shall also contain Buyer's undertaking and assumption of the Assumed Liabilities (the "Assignment and Assumption Agreement"), executed by Seller, and the assignment of the Shareholder Loan in the form of Exhibit 2.1(d) hereto;

            (iii) an assignment of all of the contracts to which the Seller is a party and that Buyer is assuming (the "Assumed Contracts"), in the form of Exhibit 2.7(a)(iii);

            (iv) for each interest in real property identified on Schedule 3.12(a) and (b), a recordable warranty deed, an Assignment and Assumption of Lease in the form of Exhibit 2.7(a)(iv) or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller;

            (v) assignments of all intellectual property assets and separate assignments of all registered trademarks, patents and copyrights in the form of Exhibit 2.7(a)(v), executed by Seller;

            (vi) an assignment of the Technology Rights in the form of Exhibit 2.7(a)(vi), which assignment shall also contain EFL's undertaking and assumption of the non-financial legal liabilities regarding the Technology Rights, executed by Shareholder (the "Technology Rights Assumption Agreement");

            (vii) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller;

            (viii) noncompetition agreements in the form of Exhibit 2.7(a)(viii), executed by the Shareholder (the "Noncompetition Agreements");

            (ix) a certificate executed by Seller and the Shareholder as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2.

          (b) Buyer shall deliver to Seller and/or the Shareholder, as the case may be, together with funds sufficient to pay all taxes, for which sellers are not legally responsible, necessary for the transfer, filing or recording thereof:

            (i) three million dollars ($3,000,000) by wire transfer to an account specified by Seller and Shareholder in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

            (ii) a certificate or certificates in the name of the Seller representing three million two hundred fifty thousand (3,250,000) EFCX Shares (after adjustment for any stock splits, etc. between June 30, 2002 and the issuance date of such certificate); provided, however, that such certificates may be delivered up to five business days after the Closing Date without breach of this Agreement or other penalty;

            (iii) the Promissory Notes, executed by the Buyer;

            (iv) the Assignment and Assumption Agreement executed by Buyer;

            (v) the Technology Rights Assumption Agreement executed by Buyer;

            (vi) the Noncompetition Agreements executed by Buyer; and

            (vii) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2.

3.    Representations and Warranties of the Seller and the Shareholder.

        The Seller and the Shareholder hereby represent and warrant to the Buyer and EFL, and acknowledge that the Buyer is entering into this Agreement in reliance thereon, as follows:

        3.1.    Organization.    I.E.S. Electronics Industries U.S.A., Inc ("IES Inc.") is a corporation duly organized and validly existing under the laws of the State of Delaware, and I.E.S. Interactive Training Ltd. ("Interactive") is a corporation duly organized and validly existing under the laws of the State of Israel. The Seller is duly qualified to conduct its business, and is in good standing in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures which would not reasonably be likely to have in the aggregate a Material Adverse Effect. The Seller and the Shareholder have the requisite corporate power and authority and any necessary governmental authority, franchise, license or permit to own, operate, lease and otherwise to hold and operate their respective assets and properties and to carry on their respective businesses as now being conducted, except for such failures which would not reasonably be likely to have a Material Adverse Effect. IES Inc. has no subsidiaries and Interactive has no subsidiaries other than IES Inc. As used herein, the term "Material Adverse Effect" means any material adverse effect on the business (as now conducted or as proposed to be conducted by the Seller at the date hereof), assets or condition (financial or otherwise), liabilities or operations of the Seller.

        3.2.    Organizational Documents.    Set forth in Exhibit 3.2 is a complete and correct copy of the certificate of incorporation and by-laws of the Seller, as amended to date. All of such organizational documents are in full force and effect.

        3.3.    Capitalization.    The Shareholder owns all of the issued and outstanding equity securities of Interactive, Interactive owns all of the issued and outstanding equity securities of IES Inc., and there are no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the Seller's shareholders may vote issued or outstanding.

        3.4.    Authority and Enforceability.    The Seller and the Shareholder have the necessary corporate power and authority to enter into this Agreement and each of the other agreements, certificates or other instruments required to be delivered hereunder by them at or prior to Closing (the "Seller Transaction Documents") and to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Seller Transaction Documents by the Seller and the Shareholder and the consummation by the Seller and the Shareholder of the transactions contemplated hereby and thereby shall have been, at the Closing Date, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Seller or the Shareholder shall be necessary to authorize this Agreement and each of the other Seller Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement, and each agreement contemplated hereby, has been duly executed and delivered by the Seller and the Shareholder and, assuming the due authorization, execution and delivery by the Buyer and EFL, constitutes a legal, valid and binding obligation of the Seller and the Shareholder, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

        3.5.    No Conflict.    The execution and delivery of the Seller Transaction Documents by the Seller and the Shareholder and the consummation by them of the transactions therein contemplated will not (i) result in any conflict with, breach of, or default (or give rise to any right of termination, cancellation or acceleration or the loss of any benefit) under any of the terms, conditions or provisions of the Seller's or the Shareholder's respective organizational documents or of any material agreement, permit or other instrument or obligation to which the Seller or the Shareholder is a party or is bound, or

(ii) violate any law or regulation, or any order, injunction, or judgment of any court or any governmental entity. Except as set forth on Schedule 3.5, no consent or approval by any governmental authority or any other person is required in connection with the execution by the Seller or the Shareholder of this Agreement or the consummation by the Seller or the Shareholder of the transactions contemplated hereby except for such actions, consents or approvals as have been obtained or will be obtained as of the Closing.

        3.6.    Financial Statements; Books and Records.

          (a) Seller has delivered to Buyer: (a) an audited balance sheet of IES Inc. as at December 31, 2001 (including the notes thereto, the "Balance Sheet"), and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Cornelius, Stegent & Price LLP, independent certified public accountants; (b) audited balance sheets of IES Inc. as at December 31 in each of the fiscal years 2000 and 2001, and the related audited statements of operations, changes in shareholders' equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto; and (c) an unaudited balance sheet of IES Inc. as at June 30, 2002, (the "Interim Balance Sheet") and the related unaudited statements of income for the six (6) months then ended, including in each case the notes thereto certified by a director of Seller as accurate to the best of such director's knowledge and belief. Such financial statements, which are attached hereto as Exhibit 3.6(a), fairly present the financial condition and the results of operations, changes in shareholders' equity and cash flows (as to audited statements) of IES Inc. as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. The financial statements delivered pursuant to in this Section 3.6 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements have been and will be prepared from and are in accordance with the accounting records of IES Inc. IES Inc. has also delivered to Buyer copies of all letters from IES Inc.'s auditors to IES Inc.'s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.

          (b) All items included in the inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of Seller as of the Closing Date, as the case may be. Seller is not in possession of any inventory not owned by Seller, including goods already sold. All of the inventories have been valued at the lower of cost or market value on a specific identification basis. Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the ordinary course of business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller. Work-in-process inventories are now valued, and will be valued on the Closing Date, according to GAAP.

          (c) IES Inc. has no liability except for liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the ordinary course of business of Seller since the date of the Interim Balance Sheet.

          (d) As of June 30, 2002, the total stockholders' equity (common stock plus additional paid-in capital plus retained earnings) of the Seller shall be not less than $928,000.

        3.7.    Operations in the Ordinary Course.    Except as disclosed in writing to the Buyer prior to the date hereof, between December 31, 2001 and the date of this Agreement, the Seller has operated its business in the usual and ordinary course consistent with past practices and has not suffered any Material Adverse Effect. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

        3.8.    Litigation.    Except as set forth in Schedule 3.8, there are no claims, actions or proceedings pending or, to the Seller's knowledge, threatened against the Seller, any of its properties or any of its officers or directors before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, that individually or in the aggregate (i) would reasonably be likely to, or if adversely decided may be expected to, have a Material Adverse Effect, or (ii) challenge or seek to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

        3.9.    Licenses and Permits; Compliance with Laws.    The Seller does not lack permits, licenses, authorizations or approvals, and is not in material violation of Applicable Law or any permits, licenses, authorizations and approvals that have been obtained by it, which the failure to obtain or such violation, as applicable, would reasonably be likely to have a Material Adverse Effect. As used herein, the term "Applicable Law" means any provision of any statue, law, ordinance, rule, regulation, decree, order, concession, grant, permit or license or other governmental authorization or approval applicable to the Seller.

        3.10.    Intellectual Property.    The Seller owns or has sufficient rights to use without material cost, free and clear of all liens, charges, claims, and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses, and other intellectual property rights necessary to enable the full and uninterrupted operation of the business of the Seller as currently conducted, without any conflict with or infringement of rights of others. Other than intellectual property licenses and agreements entered into in the ordinary course of business, there are not outstanding any options, licenses or agreements of any kind relating to the foregoing, and the Seller is not party to or bound by any options, licenses or agreements with respect to the patents, trademarks, service marks, trade names, copyrights, licenses or other intellectual property rights of any other person or entity. The Seller has not received any communications alleging that the Seller has violated any intellectual property rights of any other person or entity, and there is no reasonable basis upon which such a claim could successfully be asserted against the Seller. To the knowledge of the Seller, no person or entity is infringing the intellectual property of the Seller.

        3.11.    Material Agreements.    Schedule 3.11 lists all of the Seller's material agreements (the "Material Agreements"), which includes all the Assumed Contracts. Other than the Material Agreements, the Seller does not have any material contract, agreement, lease, or other material commitment, written or oral, absolute or contingent, other than agreements entered into in the ordinary course of business that are for a period of less than one year and have a value of less than $20,000. For the purpose of this section, license agreements and any other agreements relative to the Seller's technology shall not be considered to be contracts entered into in the ordinary and usual course of business. Each Material Agreement is in full force and effect without any material default, waiver or indulgence thereunder by the Seller or by any other party thereto and the Seller has not received any notice, written or oral, of any claim, charge or threat that the Seller has breached any Material Agreement. Such Material Agreements are valid and in full force and effect on the date hereof, and neither the Seller nor any other party has violated any provision thereof, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Material Agreement except for violations or defaults that would not reasonably be likely to have a Material Adverse Effect. The enforceability of any Material Agreement will not be affected in any manner by the existence of this Agreement and the Seller Transaction Documents, or the consummation of the transactions contemplated hereunder or thereunder.

        3.12.    Owned and Leased Real Property.

          (a) Schedule 3.12(a) contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has an ownership interest.

          (b) Schedule 3.12(b) contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has a leasehold interest and an accurate description (by location, name of lessor, date of lease and term expiry date) of all real property leases.

        3.13.    Employees.

          (a) The Seller has delivered to the Buyer full and complete copies of all employment agreements currently in force for each of the individuals employed by the Seller who have written employment contracts, together with a true and complete list of all Benefits (as defined below) payable or which the Seller is bound to provide (whether now or in the future) to each of the aforementioned employees. As used herein, the term "Benefits" means benefits of every description including, without limitation, salaries, directors' fees, social benefits, bonuses, commissions, profit shares, any incentive plan, severance, automobile, reimbursement of expenses and benefits in kind.

          (b) The Seller has delivered to the Buyer the form of contracts under which, to the best of the Seller's knowledge, substantially all the officers, employees and consultants of the Seller at the date hereof are engaged.

          (c) Seller has fewer than 100 employees in the United States.

          (d) Buyer acknowledges that it is aware of the options issued to Seller's employees as listed in Schedule 3.13(d) hereto, which schedule Seller hereby represents and warrants to be accurate, and that as a part of the Assumed Liabilities, it is obligated to offer such employees alternative options and/or other Benefits to be agreed between Buyer and each of the above mentioned employees.

        3.14.    Labor Relations.    There is not now or has been threatened any material labor dispute, strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any employees of the Seller.

        3.15.    Environmental Matters.    To the Seller's best knowledge, the Seller is in compliance with all applicable environmental laws and regulations ("Environmental Laws") in effect on the date hereof, and there are no facts involving the storage, treatment, release, emission, discharge, disposal or arrangement for disposal of any hazardous materials by the Seller or relating to its premises that are in violation of Environmental Laws, except where the failure to comply would not reasonably be likely to have a Material Adverse Effect.

        3.16.    Bankruptcy Law.    The sale of the Assets by Seller to Buyer will not constitute a preferential or fraudulent conveyance by Seller. Seller has not filed, and does not intend to file within one year after the date hereof, for protection under any bankruptcy or insolvency statutes. Seller is not aware of any reason that may give anyone cause to file an application for the winding-up of Seller.

        3.17.    Insurance.    The Seller has the benefit of adequate insurance against such risks as are usually and reasonably insured against by companies carrying on the same or a similar business.

        3.18.    No Finders Fee.    No person or firm has, or will have, as a result of any act or omission by the Seller or anyone acting on its behalf, any right, interest or valid claim against the Buyer for any commission, fee or other compensation as a finder or broker or in any similar capacity, with respect to any of the transactions contemplated under this Agreement, except for the $300,000 fee due from

Seller and/or the Shareholder to Omega Partners Ltd., for which Seller and/or the Shareholder is solely responsible and as to which neither Buyer nor EFL shall bear any liability whatsoever.

        3.19.    Investment Representation.    Neither the Seller nor the Shareholder is a party to any agreement or arrangement with respect to a disposition of the EFCX Shares other than this Agreement. Neither the Seller nor the Shareholder is registered as a broker-dealer under the Exchange Act. The Seller is acquiring the EFCX Shares for its own account, for investment purposes only and not with a view to distribute or participate in a distribution thereof, without prejudice, however, to the Seller's right at any time to sell any EFCX Shares in accordance with applicable securities laws. Seller and the Shareholder have total assets in excess of $5,000,000, with the requisite knowledge and experience in financial and business matters necessary to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, including the value of the EFCX Shares. Each of Seller and the Shareholder has been afforded the opportunity to discuss matters relating to this Agreement, the EFCX Shares and to obtain any additional information requested by it that Seller or the Shareholder has deemed necessary or appropriate to decide whether or not to enter into this Agreement. There is no information that was requested by Seller or the Shareholder with respect to the EFCX Shares that was not given to them. Nothing contained herein shall be deemed a representation or warranty by the Seller to hold EFCX Shares for any period of time.

        3.20.    Restricted EFCX Shares.    The Seller understands, acknowledges and agrees that the EFCX Shares have not been registered under the securities laws of any jurisdiction, and may not be transferred without such registration or exemption therefrom, and that the EFCX Shares are subject to substantial restrictions on their transferability.

        3.21.    Assets Sufficient to Operate Business.    The Assets being sold to the Buyer hereunder (including Assets that Buyer shall be given right to use as stipulated in Section 2.1 above) constitute substantially all of the assets of the Seller that the Seller has used in the conduct of the Business during the period covered by the Interim Financials, and, except as set forth in Schedule 3.21 hereto, the conduct of the Business substantially as it is being conducted prior to the date of this Agreement is not dependent upon or facilitated by the conduct of any Affiliate of the Seller who is not also an employee of the Company.

        3.22.    Representations Complete.    None of the representations or warranties made by the Seller herein or in any Schedule or Exhibit hereto or any certificate or written disclosure furnished by the Seller pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

4.    Representations and Warranties of the Buyer.

        The Buyer and EFL hereby represent and warrant to the Seller and the Shareholder, and acknowledge that the Seller in entering into this Agreement in reliance thereon, as follows:

        4.1.    Organization.    The Buyer is an entity duly organized and validly existing under the laws of the State of Delaware, and has all requisite power and authority to carry out the transactions contemplated hereby, and the execution, delivery, and performance of the obligations of the Buyer hereunder have been duly authorized by all necessary corporate action. EFL is an entity duly organized and validly existing under the laws of the State of Israel, and has all requisite power and authority to carry out the transactions contemplated hereby, and the execution, delivery, and performance of the obligations of the Buyer hereunder have been duly authorized by all necessary corporate action. Buyer is a company whose common stock has been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and is traded on the Nasdaq National Market under the ticker symbol "EFCX."

        4.2.    Authority and Enforceability.    The Buyer and EFL have the necessary corporate power and authority to enter into this Agreement and each of the other agreements, certificates or other instruments required to be delivered hereunder by the Buyer and EFL at or prior to Closing (the "Buyer Transaction Documents") and to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Buyer Transaction Documents by the Buyer and EFL and the consummation by the Buyer and EFL of the transactions contemplated hereby and thereby shall have been, at the Closing Date, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Buyer or EFL shall be necessary to authorize this Agreement and each of the other Buyer Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement, and each other agreement contemplated hereby, has been duly executed and delivered by the Buyer and EFL and, assuming the due authorization, execution and delivery by the Seller and the Shareholder, constitutes a legal, valid and binding obligation of the Buyer and EFL, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally and by the application of general principles of equity.

        4.3.    No Conflict.    The execution and delivery of the Buyer Transaction Documents by the Buyer and EFL and the consummation by them of the transactions therein contemplated will not (i) result in any conflict with, breach of, or default (or give rise to any right of termination, cancellation or acceleration or the loss of any benefit) under any of the terms, conditions or provisions of the Buyer's or EFL's respective organizational documents or of any material agreement, permit or other instrument or obligation to which the Buyer or EFL is a party or is bound, or (ii) violate any law or regulation, or any order, injunction, or judgment of any court or any Governmental Entity. No consent or approval by any governmental authority or any other person is required in connection with the execution by the Buyer and EFL of this Agreement or the consummation by the Buyer and EFL of the transactions contemplated hereby except for such actions, consents or approvals as have been obtained or will be obtained as of the Closing. As used herein the term "Governmental Entity" means any entity exercising executive, legislative, judicial, regulatory or administrative function of or pertaining to government.

        4.4.    No Finders Fee.    No person or firm has, or will have, as a result of any act or omission by the Buyer or anyone acting on its behalf, any right, interest or valid claim against the Seller for any commission, fee or other compensation as a finder or broker or in any similar capacity, with respect to any of the transactions contemplated under this Agreement, except for the $300,000 fee due from Seller and/or the Shareholder to Omega Partners Ltd., for which Seller and/or the Shareholder is solely responsible and as to which neither Buyer nor EFL shall bear any liability whatsoever.

        4.5.    Due Diligence.    Buyer and EFL are each an "accredited investor" as that term is defined in Rule 501(a) under the Securities Act of 1933, as amended, with the requisite knowledge and experience in financial and business matters necessary to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, including the Business. Each of Buyer and EFL has been afforded the opportunity to discuss matters relating to this Agreement, the Assumed Liabilities, the Technology Rights and the Assets and to obtain any additional information requested by it that Buyer or EFL has deemed necessary or appropriate to decide whether or not to enter into this Agreement. There is no information that was requested by Buyer or EFL that was not given to them. Buyer and EFL are fully aware of the business risks involved in the Business and the Seller's products and technology, and shall not have any claim regarding such business risks. Each of Buyer and EFL acknowledges that it has been made aware of the transactions between Seller and its Affiliates set forth in Schedule 4.5 hereto prior to entering into this Agreement, and that such transactions as described in such schedule shall not constitute a breach of the Seller's representations and warranties under this Agreement.

        4.6.    EFCX Shares.

          (a) The EFCX Shares, when issued and paid for pursuant to this Agreement, will be duly authorized, legally issued, fully paid and nonassessable, shall not be subject to call, forfeiture or preemptive rights, and shall be delivered free and clear of all encumbrances. The EFCX Shares, when issued pursuant to this Agreement, shall constitute not less than 9.37% of Buyer's share capital outstanding subsequent to the closing of this transaction, rounded to the nearest hundredth.

          (b) The issuance of the EFCX Shares to the Seller and the registration thereof as contemplated by this Agreement will not (i) result in any conflict with, breach of, or default (or give rise to any right of termination, cancellation or acceleration or the loss of any benefit) under any of the terms, conditions or provisions of the Buyer's organizational documents, or (ii) violate any law or regulation, or any order, injunction, or judgment of any court or any governmental entity.

          (c) Buyer has provided Seller and Shareholder with a copy of Buyer's most recent annual report on Form 10-K and quarterly report on Form 10-Q. The financial statements contained in such reports fairly present the financial condition and the results of operations, changes in shareholders' equity and cash flows of Buyer as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP. Such financial statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. Such financial statements have been prepared from and are in accordance with the accounting records of Buyer. Since the date of the Buyer's most recent quarterly report on Form 10-Q, the Buyer has operated its business in the usual and ordinary course consistent with past practices and has not suffered any Material Adverse Effect.

        4.7.    Representations Complete.    None of the representations or warranties made by the Buyer herein or in any Schedule or Exhibit hereto or any certificate or written disclosure furnished by the Buyer pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

5.    Covenants of the Seller.

        5.1.    Access and Investigation.    Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and the Shareholder shall cause Seller to) (a) afford Buyer and its representatives (collectively, "Buyer Group") full and free access, during regular business hours, to Seller's personnel, properties, books and records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all contracts, governmental authorizations, books and records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer's investigation of the properties, assets and financial condition related to Seller.

        5.2.    Operation of the Business of Seller.    Between the date of this Agreement and the Closing, Seller shall (and the Shareholder shall cause Seller to) conduct its business only in the ordinary course of business consistent with past practices.

        5.3.    Negative Covenant.    Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing Date, Seller shall not, and the Shareholder shall not permit Seller to, without the prior written consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.7 would be materially more likely to occur; (b) make any material modification to any material contract or governmental authorization; (c) allow the levels of raw materials, supplies or other materials included in the inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any material litigation, proceeding or governmental investigation relating to the Assets, the business of Seller or the Assumed Liabilities.

        5.4.    Notification.    Between the date of this Agreement and the Closing, Seller and the Shareholder shall promptly notify Buyer in writing if any of them becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties made as of the date of this Agreement or (b) the occurrence of any fact or condition that would or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller's or any Shareholder's discovery of, such fact or condition. Should any such fact or condition require any change to the Disclosure Schedule (as defined is Section 11.7), Seller shall promptly deliver to Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, Seller and the Shareholder also shall promptly notify Buyer of the occurrence of any breach of any covenant of Seller or the Shareholder in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or less likely.

        5.5.    Best Efforts.    Seller and the Shareholder shall use their best efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

        5.6.    Change of Name.    Within five (5) business days after the Closing Date, Seller shall (a) amend its governing documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller's present name, in Buyer's judgment, to avoid confusion and (b) take all actions requested by Buyer to enable a subsidiary of Buyer to change its name to Seller's present name; provided, however, that Buyer acknowledges that various entities affiliated with the Shareholder use "I.E.S." in their names, and that this use shall not violate this Agreement, so long as none of these entities uses "I.E.S." in combination with the words "Interactive" or "Training." Buyer agrees that it will not use the name "I.E.S." other than in its conduct of the Business.

        5.7.    Bulk Sales Laws.    Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) in connection with the contemplated transactions.

        5.8.    Noncompetition.    For a period of five (5) years after the Closing Date, none of Seller or Seller's Affiliates shall, anywhere in the world, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any person engaged in or planning to become engaged in a business competitive with the Business (a "Competing Business"), provided, however, that such parties may purchase or otherwise acquire up to (but not more than) ten percent (10%) of any class of the securities of any entity if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

        5.9.    Nonsolicitation.    For a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly:

          (a) solicit the business of any person who is a customer of Buyer in an area competitive with the Business;

          (b) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

          (c) cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

          (d) hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

        5.10.    Nondisparagement.    After the Closing Date, neither party will disparage the other or any of its shareholders, directors, officers, employees or agents.

        5.11.    Customer and Other Business Relationships.    After the Closing, Seller will make all commercially reasonable efforts to cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to such business. Seller will not, and will use its best efforts to ensure that none of its officers, employees, agents or shareholders shall, take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

        5.12.    Retention of and Access to Records.    After the Closing Date, Buyer shall retain for a period of no less than seven (7) years those records of Seller delivered to Buyer. Buyer also shall provide Seller and the Shareholder and their representatives with reasonable access thereto, during normal business hours and on at least three days' prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer and its representatives reasonable access to records that are Excluded Assets, during normal business hours and on at least three days' prior written notice, for any reasonable business purpose specified by Buyer in such notice.

        5.13.    Voting Agreement.    Seller shall enter into a voting agreement in respect of the EFCX Shares pursuant to which Seller will agree, for a period of the greater of five (5) years after the Closing Date or all times that the Seller holds at least 500,000 shares of the Buyer, to vote the EFCX Shares in favor of: (i) Messrs. Yehuda Harats and Robert S. Ehrlich, and (ii) all proposals of management (except for proposals regarding the nomination of individuals other than Yehuda Harats or Robert S. Ehrlich to the Board of Buyer) that relate to (i) operation or management of the business in the ordinary course and not against the interest of the Buyer, or (ii) acquisitions, financings, stock option plans or business development and not against the interest of the Buyer. The Seller and the Shareholder further agree that such voting agreement will include a prohibition on the part of any individual who is an Affiliate of the Seller or the Shareholder, from being proposed as a nominee to the Board of Buyer other than with the agreement of both of Yehuda Harats and Robert S. Ehrlich.

        5.14.    Further Assurances.    Seller and the Shareholder shall cooperate reasonably with Buyer and with Buyer's representatives in connection with any steps required to be taken as part of their obligations under this Agreement, and shall (a) furnish upon request to Buyer such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the Buyer may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby, including without limitation, to the extent possible, the parties' intent to transfer the assets constituting the Business as of July 1, 2002 as though the Buyer had purchased all the stock of the Seller on and as of such date.

6.    Covenants of Buyer.

        6.1.    Required Approvals.    As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by legal requirements to be made by it to consummate the contemplated transactions. Buyer also shall cooperate, and cause its Affiliates (as defined under the Exchange Act) to cooperate, with Seller (a) with respect to all filings Seller shall be required by legal requirements to make and (b) in obtaining all consents identified in Section 3.5, provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

        6.2.    Best Efforts.    Buyer shall use its best efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied.

        6.3.    Registration of EFCX Shares.    The EFCX Shares, which will not have been registered with the Securities and Exchange Commission prior to the Closing Date, shall be so registered by the Buyer, at the Buyer's sole and exclusive expense, on a Form S-1, S-2 or S-3 registration statement that will be filed by the Buyer as soon as reasonably practicable following the Closing, but in no event later than 45 days following the Closing Date, pursuant to the terms of the registration rights agreement in the form of Exhibit 6.3 hereto. Upon such registration, the EFCX Shares shall be free and clear from any restrictions on their transferability, except such restrictions imposed under any applicable mandatory law.

        6.4.    Monthly Updates.    A representative of Buyer will be available to meet on a monthly basis with a representative of Seller in order to review with such representative the status of Buyer's business development, including developments regarding the Assets purchased hereunder. The Seller understands and acknowledges that such information, to the extent that it has not been disclosed to the public, may be deemed material non-public information and the Seller and its representatives will be prohibited from trading in securities of the Buyer on the basis of such information.

        6.5.    Further Assurances.    Buyer and EFL shall cooperate reasonably with Seller and with Seller's representatives in connection with any steps required to be taken as part of their obligations under this Agreement, and shall (a) furnish upon request to Seller such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the Seller may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby, including without limitation, to the extent possible, the parties' intent to transfer all the assets, including all assets constituting the Business as of July 1, 2002, but not including unknown liabilities, of Seller to Buyer.

        6.6.    Right of First Refusal.    Upon Closing and for a period of the greater of five (5) years thereafter or so long as Seller and its Affiliates own at least 500,000 shares of Buyer, Seller and the Shareholder shall have a right of first refusal with regard to any transaction regarding the sale of all or substantially all of the Assets and/or the Technology Rights other than a transaction with an entity fully owned by Buyer; provided, however, that all or substantially all of the Assets and/or Technology Rights are the material subject of such transaction, and provided, further, that the consideration in respect of such transaction shall be less than the consideration in respect of this transaction.

        6.7.    Proceeds of Offerings.    For so long as any sums remain due under the Promissory Notes, the Buyer will not register for sale to the public shares of its common stock unless the net proceeds of the sale of the first 2,350,000 of such registered shares (after payment of expenses of such offering) are first applied to payment of the Promissory Notes.

7.    Conditions Precedent to Buyer's Obligation to Close.

        Buyer's obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

        7.1.    Accuracy of Representations.    All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedule.

        7.2.    Seller's Performance.    All of the covenants and obligations that Seller and the Shareholder are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

        7.3.    Consents.    Each of the consents identified in Schedule 3.5 shall have been obtained and shall be in full force and effect.

        7.4.    Additional Documents.    Seller and the Shareholder shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

          (a) the certificate of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of the jurisdiction of Seller's incorporation;

          (b) releases of all encumbrances on the Assets, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets;

          (c) such other documents as Buyer may reasonably request for the purpose of:

            (i) evidencing the accuracy of any of Seller's representations and warranties;

            (ii) evidencing the performance by Seller or any Shareholder of, or the compliance by Seller or any Shareholder with, any covenant or obligation required to be performed or complied with by Seller or such Shareholder;

            (iii) evidencing the satisfaction of any condition referred to in this Article 7; or

            (iv) otherwise facilitating the consummation or performance of any of the contemplated transactions.

        7.5.    No Proceedings.    Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Affiliate of Buyer, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the contemplated transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the contemplated transactions.

        7.6.    No Conflict.    Neither the consummation nor the performance of any of the contemplated transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Affiliate of Buyer to suffer any adverse consequence under (a) any applicable legal requirement or order or (b) any legal requirement or order that has been published, introduced or otherwise proposed by or before any governmental body.

8.    Conditions Precedent to Seller's Obligation to Close.

        Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

        8.1.    Accuracy of Representations.    All of Buyer's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

        8.2.    Buyer's Performance.    All of the covenants and obligations that each of Buyer and EFL is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

        8.3.    Consents.    Each of the consents identified in Schedule 4.3 shall have been obtained and shall be in full force and effect.

        8.4.    Additional Documents.    Each of Buyer and EFL shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller and the Shareholder:

          (a) such other documents as Seller may reasonably request for the purpose of:

            (i) evidencing the accuracy of any representation or warranty of Buyer;

            (ii) evidencing the performance by each of Buyer and EFL of, or the compliance by Buyer and EFL with, any covenant or obligation required to be performed or complied with by Buyer or EFL;

            (iii) evidencing the satisfaction of any condition referred to in this Article 8; or

            (iv) otherwise facilitating the consummation or performance of any of the contemplated transactions.

        8.5.    No Injunction.    There shall not be in effect any legal requirement or any injunction or other order that (a) prohibits the consummation of the contemplated transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

        8.6.    No Conflict.    Neither the consummation nor the performance of any of the contemplated transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Seller or any Affiliate of Seller to suffer any adverse consequence under (a) any applicable legal requirement or order or (b) any legal requirement or order that has been published, introduced or otherwise proposed by or before any governmental body.

9.    Indemnification; Remedies.

        9.1.    Survival.    All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the contemplated transactions for a period of three (3) years with respect to any issues involving the Chief Scientist of the State of Israel (the "Chief Scientist"), and one (1) year with respect to all other matters (the "Indemnification Period").

        9.2.    Indemnification of Buyer by Seller and Shareholder.    Subject to Section 9.4 hereof, Seller and Shareholder shall indemnify and hold Buyer harmless from and against any and all loss, howsoever incurred, which arises out of or results from:

          (a) any breach by Seller or Shareholder of any representation or warranty of Seller or Shareholder set forth in this Agreement;

          (b) the material failure by Seller or Shareholder to perform any covenant of Seller or Shareholder contained herein;

          (c) any sums owed as a result of relations between the Seller or Shareholder and the Chief Scientist through the Closing Date; and

          (d) the assertion of any claim by any third party against Buyer or any Affiliate thereof relating to the Excluded Liabilities.

        9.3.    Indemnification of Seller and Shareholder by Buyer.    Subject to Section 9.4 hereof, Buyer shall indemnify and hold Seller and Shareholder harmless from and against any and all loss, howsoever incurred, which arises out of or results from:

          (a) any breach by Buyer of any representation or warranty of Buyer set forth in this Agreement;

          (b) the material failure by Buyer to perform any covenant of Buyer contained herein; or

          (c) the assertion of any claim by any third party against Seller or Shareholder relating to the Assumed Liabilities or any aspect of the Business, including, without limitation, any past, present or future liabilities or obligations, except the Excluded Liabilities.

        9.4.    Other Provisions Regarding Indemnification Obligations.

          (a) Notwithstanding the provisions of Section 9.2 hereof, a party shall not be entitled to receive indemnification payments with respect to any loss under Section 9.2 unless and until the aggregate amount of losses incurred by such party to which it would otherwise be entitled to indemnification under Section 9.2 exceeds sixty-five thousand dollars ($65,000) (the "Basket"), at which point such party shall be entitled to recover the full amount of such losses; provided, however, that indemnification for claims aggregating less than $200,000 shall take place at the end of the Indemnification Period; and provided, further, that the aggregate payments by a party pursuant to its indemnification obligations provided for in Section 9.2 hereof shall not exceed $2,000,000. The indemnification obligation as described herein is the sole remedy of the Parties for any breach or violation of, or action or occurrence arising out of or related to this Agreement.

          (b) In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto; (ii) any proceeds received by such party from any third-party, including but not limited to any insurance carrier; or (iii) any assets, amounts and/or rights that were not included in Schedule 2.1(a) by mistake; provided, however, that this provision (iii) shall be inapplicable to the extent that there were other assets, amounts and/or rights that were not included in such Schedule 2.1(a) by mistake but that were nevertheless delivered to the Buyer. In the event of a dispute between Seller and Buyer regarding the amount of any tax savings realized as described in the foregoing sentence, the parties shall resolve their dispute by arbitration.

          (c) No claim for indemnification for a loss arising under Section 9.2(a) or Section 9.3(a) shall be made after expiration of the Indemnification Period.

          (d) If a dispute arises out of or relates to this Agreement, is shall be adjudicated through binding arbitration by an independent arbitrator selected as follows: (i) as to all financial or accounting issues, an independent arbitrator selected by Itzhak Forer, C.P.A., of the accounting firm of Kost, Forer & Gabbay or its successor firm (or the managing partner of such firm if Mr. Forer is no longer with such firm), and (ii) as to all other matters, an independent arbitrator selected by Yigal Arnon, Adv., of the law firm of Yigal Arnon & Co. or its successor firm (or the managing partner of such firm if Adv. Arnon is no longer with such firm).

        9.5.    Notice of Claim; Defense of Action.    With respect to claims, promptly after discovery by an indemnified party of a basis for a claim or receipt by an indemnified party of notice of the commencement of any action or the presentation or other assertion of any claim which could result in any indemnification claim pursuant to Section 9.2 or 9.3 hereof, such indemnified party shall give prompt notice thereof to the indemnifying party (although failure or delay to give such notice shall not mitigate the indemnification obligation unless the indemnifying party is prejudiced by such failure or delay), and the indemnifying party shall be entitled to participate therein or, to the extent that it shall wish, assume the defense thereof with its own counsel. If the indemnifying party elects to assume the defense of any such action or claim, the indemnifying party shall not be liable to the indemnified party for any fees of other counsel or any other expenses, in each case incurred by such indemnified party in connection with the defense thereof, unless representation of both parties by the same counsel would be prohibited under the applicable canon of legal ethics. The indemnifying party shall be authorized, without consent of the indemnified party being required, to settle or compromise any such action or claim, provided that such settlement or compromise includes an unconditional release of the indemnified party from all liability arising out of such action or claim. Whether or not an indemnifying party elects to assume the defense of any action or claim, the indemnifying party shall not be liable for any compromise or settlement of any such action or claim effected without its consent. The parties agree to cooperate to the fullest extent possible in connection with any claim for which indemnification is or may be sought under this Agreement.

        9.6.    Right of Setoff.    Each indemnified party shall have the right to set off its own valid claims against claims by the other indemnified party; provided, however, that it is understood that the Buyer shall have no right of setoff against sums that it owes under the Promissory Notes.

10.  Confidentiality.

        The Buyer agrees that any Confidential Information (defined below) obtained pursuant to this Agreement, or provided to the Buyer prior to the Closing, will not be disclosed without the prior written consent of the Seller, and the Buyer will take reasonable steps to ensure that each of its employees, officers and directors with access to such Confidential Information will be similarly bound not to disclose such Confidential Information. For the purposes of this Article 10 and Section 3.10 above, Confidential Information shall mean all information, including, but not limited to, financial information, business plans, budgets, customer lists, computer software, source codes, plans, drawings, technical specifications, patents, copyrights, and other intellectual property rights, in any form (paper, disk, or other), relating to the business of the Seller. However, Confidential Information shall not include information that (a) was lawfully in the Buyer's possession prior to its disclosure without a duty of confidentiality to the Seller, as shown by prior written records; (b) is or becomes available to the public through no fault of the Buyer; (c) was disclosed to the public by operation of law; or (d) is rightfully received by the Buyer from a third party without a duty of confidentiality.

11.  Miscellaneous.

        11.1.    Expenses.    Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the contemplated transactions, including all fees and expense of its representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

        11.2.    Public Announcements.    Any public announcement, press release or similar publicity with respect to this Agreement or the contemplated transactions will be issued, if at all, at such time and in such manner as Buyer and Seller shall jointly determine having due regard to their respective applicable legal requirements.

        11.3.    Notices, etc.    All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be telecopied or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger or overnight courier (charges prepaid), addressed to such party's address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision (copies to counsel shall not be deemed service on a party):

If to the Seller or Shareholder:	IES Building 32 Ben Gurion Street Ramat Gan 52573, Israel Facsimile: +972-3-753-0754
With a copy to:	Amit Shiff, Adv. Zitvar & Co. Law Offices Gibor Sport Building, 17th Floor 28 Bezalel Street Ramat Gan 52521, Israel Facsimile: +972-3-612-7779
If to the Buyer or EFL:	Electric Fuel Corporation 632 Broadway New York, New York 10022 Facsimile: +1-212-529-5800
With a copy to:	Yaakov Har-Oz, Adv. Vice President and General Counsel Electric Fuel (E.F.L.) Ltd. Western Industrial Park Beit Shemesh 99000, Israel Facsimile: +972-2-990-6688

or such other address with respect to a party as such party shall notify each other party in writing as above provided. Nothing in the foregoing shall be deemed to relate to or constitute an agreement regarding service of process in any legal proceeding.

        11.4.    Governing Law; Dispute Resolution.    This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Except as otherwise provided in Section 9.4(d) above, any claim arising under or in connection with this Agreement shall be resolved exclusively in the appropriate court in the City of Tel-Aviv. Each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts and waives and agrees not to assert any objection to the jurisdiction or convenience thereof.

        11.5.    Waiver; Remedies Cumulative.    The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.

        11.6.    Entire Agreement and Modification.    This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Schedule and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

        11.7.    Disclosure Schedule.    The information in the Disclosure Schedule constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and the Shareholder as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control. The statements in the Disclosure Schedule, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

        11.8.    Assignments, Successors and No Third-Party Rights.    No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any subsidiary of Buyer, provided that Buyer remains liable thereon.

        11.9.    Severability.    If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

        11.10.    Construction.    The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Articles," "Sections" and "Schedules" refer to the corresponding Articles, Sections and Schedules of this Agreement and the Disclosure Schedule.

        11.11.    Time of Essence.    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        11.12.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

        11.13.    Shareholder Obligations.    The liability of the Shareholder hereunder shall be joint and several with Seller. Where in this Agreement provision is made for any action to be taken or not taken by Seller, the Shareholder undertakes to cause Seller to take or not take such action, as the case may be. Without limiting the generality of the foregoing, the Shareholder shall be liable with Seller for the indemnities set forth in Article 9.

        11.14.    Buyer Obligations.    The liability of the Buyer hereunder shall be joint and several with EFL. Where in this Agreement provision is made for any action to be taken or not taken by EFL, the Buyer undertakes to cause them to take or not take such action, as the case may be.

        Without limiting the generality of the foregoing, the Buyer shall be liable with EFL for the indemnities set forth in Article 9.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ELECTRIC FUEL CORPORATION		IES ELECTRONICS INDUSTRIES U.S.A. INC.
By:	/s/ YEHUDA HARATS	By:	/s/ MIRIAM TOLADANO /s/ JAN TEUTSCH

	Name: Yehuda Harats Title: President and CEO		Name: Title:

ELECTRIC FUEL (E.F.L.) LTD.		IES ELECTRONICS INDUSTRIES LTD.
By:	/s/ ROBERT S. EHRLICH	By:	/s/ HAIM GEYER /s/ MIRIAM TOLADANO

	Name: Robert S. Ehrlich Title: Chairman and CFO		Name: Title:

IES INTERACTIVE TRAINING LTD.
		By:	/s/ MIRIAM TOLADANO /s/ JAN TEUTSCH

Name: Title:

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  Exhibit 2
ASSET PURCHASE AGREEMENT